Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-109896 and 333-113021 of Yellow Roadway Corporation on Form S-3 and the Registration Statements No. 333-47946, 333-02977, 333-16697, 333-59255, 333-49618, 333-49620, 333-88268, 333-121370, 333-121470, 333-111499 and 333-124847 of Yellow Roadway Corporation on Form S-8 under the Securities Act of 1933 of our report on the consolidated financial statements of USF Corporation and subsidiaries (the “Company”) dated March 14, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) a change in the Company’s revenue recognition methodology and (ii) the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in this Current Report on Form 8-K/A under the Securities Act of 1934 dated June 21, 2005.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 20, 2005